Zion Oil & Gas Newsletter

January 8, 2010

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Dear Shareholder and/or Friend of Zion...

Here is my first update to you, in 2010, so:

May 2010 bring you health, happiness and success.

All of us share the same deep desire to achieve success with our goal to find oil and gas onshore Israel.

In my home, hangs the above portrait of Theodor Herzl - the Founder of the modern State of Israel. On the metal frame is engraved, in Hebrew, the words he wrote in 1902: 'Im tirtsu, ein zo agada'  (If you will it, it is no dream.)

Everything worthwhile starts with the desire to reach beyond the present, for something worth the huge effort and struggle.

Herzl also wrote: 'Dream and deed are not as different as many think. All the deeds of men are dreams at first...'

I hope that this year we will see the realization of our hopes and dreams in finding oil and gas onshore Israel.

We have excellent equipment, we have an expert team and we have the determination to succeed.

So, here is this week's operations update.

Drilling Operations at the Elijah #3 Well

The 2,000 horse power drilling rig, at the Elijah #3 site

In my update to you on Friday, December 18, 2009, I noted that:

...the Elijah #3 well has been cased from the surface down to 6,706 feet (2,044 meters) and, as of this afternoon, we are testing the blowout preventer system in preparation to drill deeper (presently in Upper Jurassic carbonates) as planned.

For the period from 'spudding' the well (that is 'beginning drilling operations') to December 31, 2009, we drilled to a depth of approximately 9,186 feet (2,800 meters), at an average rate of penetration of approximately 131 feet (40 meters) per day. We have made good progress and are 'on schedule'.

During the past three weeks, we continued drilling at an excellent rate and as of this morning, the Elijah #3 well has been drilled to a depth of 10,210 feet (3,112 meters).

We are currently drilling in the Asher Volcanic Complex, composed of tuffs, weathered basalts, non-weathered basalts, red shales and red and tan mudstones.

The Ma'anit-Rehoboth #2 Well

The Ma'anit-Rehoboth #2 Well Site, showing the well head

The last update (on December 18, 2009) is valid, but for ease of reference, here are the main details regarding this well:

By mid-September 2009, we had drilled the Ma'anit-Rehoboth #2 well to a depth of 17,913 feet (5,460 meters). The well penetrated a number of geologic formations that have been preliminarily deemed to have hydrocarbon potential.

We used a workover rig for swabbing operations and retrieved a small quantity of crude oil that came from the open hole section below the last casing point at 15,830 feet (4,825 meters). A sample of the crude oil is being analyzed as part of the overall technical evaluation now underway.

We are unsure as to whether we have made a discovery of any hydrocarbon reservoir (and even if we have, we know nothing regarding its possible commercial viability).

We continue to evaluate the steps that we can or should take in order to test the identified zones of interest individually. At this stage, it is critical that we use the correct equipment and utilize personnel with the proper training and expertise.

To that end we are carefully evaluating recommendations by our engineering staff and the availability of certain specialist equipment in Israel. So we thank you, in anticipation, for your patience while we work through the various recommendations.

As there is a great deal of technical evaluation work to be completed and we need to source some specialist equipment and services, it is currently anticipated that we will not resume testing procedures on the Ma'anit-Rehoboth #2 well until after March 2010.

The Issachar-Zebulun Permit Area

We have been reprocessing all of the existing seismic and I note that there is extensive coverage over most of the license.

However, in addition, we have been negotiating to sign a contract and have now verbally agreed with the Geophysical Institute of Israel to acquire, in March 2010, approximately 30 kilometers of field seismic, in the permit area.

Reprocessing the existing seismic will help us to better define the geological structures, while the 30 kilometers of newly acquired seismic line will help us to better define the Jordan Valley River stratigraphy.

In conclusion, we have much work ahead of us in 2010, but are optimistic that we are 'closing in' on our goal.

"In your good pleasure, make Zion prosper..."

Psalm 51:18

Thank you for your support of Zion, and

Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, geophysical and geological data and interpretation, anticipated attributes of geological strata being drilled, drilling efforts and locations, the presence or recoverability of hydrocarbons, timing and potential results thereof and plans contingent thereon and rights offering are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

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Contact Information

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More information about Zion is available at www.zionoil.com or by contacting Michael Williams at Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610; email: dallas@zionoil.com

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